FIELDPOINT PETROLEUM REPORTS ON RANGER PROJECT WELL #2

AUSTIN, TX – (PRNEWSWIRE) – April 14, 2014 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today reported that drilling of the second well in the Ranger Project  has been completed ahead of schedule and plans to complete the well are underway.

FieldPoint President, Phillip Roberson, stated, “We are pleased to announce the successful completion of the drilling phase of our second horizontal Taylor Serbin well, the Ranger 11A-1H.  The well was drilled according to plan, with a total measured depth of approximately 9400’.  We have run production casing and expect to frac and complete sometime around the end of the month, after electricity has been run and production facilities on the site are completed.  We are very pleased with the shows and logs and would like to thank our partner, Riley Exploration Group, LLC, for their expertise in planning and drilling what we believe will be our second successful well in this field re-development.”

About FieldPoint Petroleum Corp    www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

About Riley Exploration Group    http://rileyexplorationgroup.com

Riley Exploration Group is a privately held company engaged in the acquisition, exploration and production of crude oil, natural gas and natural gas liquids primarily in Texas, Louisiana and Oklahoma. Riley has offices in Blanchard, Oklahoma, Austin, Texas, and La Grange Texas.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746